Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Phreesia, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	1,096,436	$28.46	$31,204,568.56	0.00011020	$3,438.75
Total Offering Amounts					$31,204,568.56		$3,438.75
Total Fee Offsets							—
Net Fee Due							$3,438.75
(1)This registration statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of the registrant which become issuable with respect to the shares of Common Stock registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of Common Stock on August 9, 2023, as reported on the New York Stock Exchange.